Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Enstar Group Limited for the registration of debt securities and to the incorporation by reference therein of our report dated February 11, 2014, with respect to the consolidated financial statements of Atrium Underwriting Group Limited included in the Current Report on Form 8-K of Enstar Group Limited filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, England

September 10, 2014